                          TENDER AND VOTING AGREEMENT
                                      AND
                               IRREVOCABLE PROXY

     THIS TENDER AND VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of May 31, 1999 (this "Agreement"), is entered into by and between Intel Corporation, a Delaware corporation ("Parent"), and Intel LMH Acquisition Corporation, a New Jersey corporation and wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and James Shinn ("Stockholder"), on the other hand.

                                  WITNESSETH:

     WHEREAS, concurrently herewith, Parent, Acquisition, and Dialogic Corporation, a New Jersey corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Acquisition will make a tender offer (the "Offer") for all outstanding shares of common stock, no par value, of the Company ("Company Common Stock") and, after Acquisition has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Acquisition will merge with the Company as the surviving corporation and wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, Stockholder Beneficially Owns (as defined herein) 1,070,137 shares of Company Common Stock (the "Shares"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1. Provisions Concerning Company Common Stock.

           (a) Tender of Shares. Stockholder hereby agrees with Parent and Acquisition that, subject to Section 4(f), Stockholder will, promptly after the date of commencement of the Offer (but in all events not later than five (5) business days thereafter), tender to Acquisition all Shares Beneficially Owned by Stockholder on such date (the "Tendered Shares"). Stockholder further agrees to tender to Acquisition promptly after Stockholder's acquisition thereof (but in all events not later than five (5) business days thereafter) all other shares of Company Common Stock acquired and Beneficially Owned by Stockholder at any time prior to the Acceptance Date or the date on which the Offer is terminated or expires without Acquisition's having accepted shares for payment; all such subsequently tendered Shares shall constitute "Tendered Shares" for all purposes of this Agreement. Stockholder agrees not to withdraw any of the Tendered Shares unless the Offer is terminated or has expired without Acquisition's having accepted the Tendered Shares for payment. Stockholder acknowledges and agrees that Acquisition's obligation to accept for payment and pay for the Tendered Shares is subject to all the terms and conditions of the Offer.

           (b) Voting Agreement. Stockholder hereby agrees with Parent and Acquisition that, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder shall, subject to Section 4(f) vote the Shares Beneficially Owned by Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby, including without limitation voting such shares in favor of the election to the Company Board of each person designated by Parent for nomination thereto pursuant to Section 1.3(a) of the Merger Agreement at any meeting of the Company's stockholders called for the election of directors; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against: (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company (other than as contemplated by Section 1.3 of the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Third Party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or any of the transactions contemplated by this Agreement. Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean Stockholder's having such ownership, control or power to direct the voting with respect to, or otherwise enables Stockholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing but shall not include the shares listed on Exhibit A hereto. Securities Beneficially Owned by Stockholder shall include securities Beneficially Owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of
Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act") but shall not include the shares listed on Exhibit a hereto. Stockholder and Parent acknowledge and agree that nothing in this subsection (b) shall require or be construed to require Stockholder to take any action in his capacity as a member of the Company Board.

        2. Irrevocable Proxy.

           (a) Stockholder hereby constitutes and appoints Acquisition, which shall act by and through Cary Klafter and Guy S. Anthony (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all Shares Beneficially Owned by Stockholder as of the date of such meeting or written consent in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make, or against a Third Party Acquisition, as the case may be. Such proxy shall be limited strictly to the power to vote the Shares in the manner set forth in the preceding sentence and shall not extend to any other matters.

           (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

           (c) If Stockholder fails for any reason to vote his, hers or its Shares in accordance with the requirements of Section 1(b) hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between his vote of such Shares and a vote by Stockholder of such Shares.

        3. Director Matters Excluded. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in his capacity as a director of Dialogic, including, without limitation, any vote that Stockholder may make as a director of Dialogic with respect to any matter presented to the Board of Directors of Dialogic.

        4. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to Parent and Acquisition as follows:

           (a) Ownership of Shares. Stockholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1(b) hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

           (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder.

           (c) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement.

           (d) Other Potential Acquirors. Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries, or any business combination with the Company or its subsidiaries, in his, her or its capacity as such; (ii) from and after the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

           (e) Reliance by Parent and Acquisition. Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

           (f) Permitted Transfers.

               (i) Stockholder shall have the right to transfer to one or more charitable entities an aggregate of 53,506 Shares, free and clear of any of the restrictions set forth in this Agreement.

               (ii) Stockholder shall have the right to transfer, assign, pledge or otherwise dispose of any or all of the Shares to a Permitted Transferee, provided that, prior to the transfer such proposed Permitted Transferee executes an agreement substantially similar to this Agreement and otherwise in form and substance reasonably satisfactory to Parent confirming that such transferred Shares shall be held by the proposed Permitted Transferee subject to the terms and conditions of this Agreement. For purposes of this Agreement, the term "Permitted Transferee" means any corporation duly and validly organized and existing under the laws of one of the states of the United States and controlled by Stockholder.

        5. Stop Transfer. Stockholder agrees with, and covenants to, Parent and Acquisition that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        6. Termination. The proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Acceptance Date; and (c) June 30, 2000.

        7. Miscellaneous.

           (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

           (b) Certain Events. Subject to Section 4(f)(i) Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

           (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct wholly-owned subsidiary of Parent.

           (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

           (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to Stockholder:            120 East End Avenue, Apt 15B
                                      New York, New York 10028
                                      Telephone: 212-734-5111
                                      Telecopier: 212-734-5102
                                      Attention: James Shinn

        with a copy to:               Dialogic Corporation
                                      1515 Route 10
                                      Parsippany, New Jersey 07054
                                      Telecopier: (973) 993-3060
                                      Attention: General Counsel
                                      Pitney Hardin Kipp & Szuch
                                      Park Avenue
                                      Morris County Box 1945
                                      Morristown, NJ 07962
                                      Telephone: (973) 966-6300
                                      Telecopier: (973) 966-1550
                                      Attention: Ronald Janis, Esq.
                                      and
                                      Lowenstein Sandler P.C.
                                      65 Lexington Avenue
                                      Roseland, New Jersey 07068
                                      Telephone: (975) 597-2350
                                      Facsimile: (973) 597-2351
                                      Attention: Peter H. Ehrenberg

        If to Parent or Acquisition:  Intel Corporation
                                      2200 Mission College Boulevard
                                      Santa Clara, California 95052
                                      Telecopier: (408) 765-1859
                                      Attention: General Counsel
                                      and
                                      Intel Corporation
                                      2200 Mission College Boulevard
                                      Santa Clara, California 95052
                                      Telecopier: (408) 765-6038
                                      Attention: Treasurer

        with a copy to:               Gibson, Dunn & Crutcher LLP
                                      One Montgomery Street
                                      Telesis Tower
                                      San Francisco, California 94104
                                      Telephone: (415) 393-8200
                                      Telecopier: (415) 986-5309
                                      Attention: Kenneth R. Lamb, Esq.
                                                 Gregory J. Conklin, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

           (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

           (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, Acquisition and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          INTEL CORPORATION, a Delaware
                                          corporation

                                          By: /s/ ARVIND SODHANI

                                            ------------------------------------
                                            Name: Arvind Sodhani
                                            Title: Treasurer

                                          INTEL LMH ACQUISITION CORPORATION,
                                          a New Jersey corporation

                                          By: /s/ ARVIND SODHANI

                                            ------------------------------------
                                            Name: Arvind Sodhani
                                            Title: Treasurer

                                          STOCKHOLDER:

                                          By: /s/ JAMES SHINN

                                            ------------------------------------
                                            Name: James Shinn

           [SIGNATURE PAGE FOR INTEL/DIALOGIC STOCKHOLDER TENDER AND
                         VOTING AND IRREVOCABLE PROXY]

                                   EXHIBIT A

     James Shinn shall not be deemed to be the Beneficial Owner of the 80,000 shares of Dialogic Common Stock held by a Masako H. Shinn, as trustee for Kiyoshi H. Shinn and Hirashi R. Shinn.